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                                                                  EXHIBIT 10.6.1


                              EMPLOYMENT AGREEMENT


         MEMORANDUM OF AGREEMENT made as of the 2nd day of March, 1999. B E T W E E N:

                   PAUL MELNUK,
                   of the City of Toronto in the
                   Province of Ontario,

                   (hereinafter referred to as the "Executive"),


                                     - and -


                   BRACKNELL CORPORATION,
                   a corporation existing under the laws
                   of the Province of Ontario,

                   (hereinafter referred to as "Bracknell").


         WHEREAS the Executive was appointed as the President and Chief Executive Officer of Bracknell effective as of March 3, 1999 on the terms and conditions set out herein;

         AND WHEREAS the Executive and Bracknell have agreed to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by Bracknell;

         NOW THEREFORE in consideration of the respective covenants hereinafter set forth, and in consideration of $1.00 paid by each party hereto to each other party hereto and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1)       Definitions

         In this Agreement:

         a) "Agreement" means this Agreement, as amended from time to time hereafter;
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         b)       "Annual Salary" has the meaning ascribed thereto in Section
                  4(a) hereof;

         c)       "Board" means the Board of Directors of Bracknell;

         d) "business day" means any day other than a Saturday or Sunday upon which banks are open for business in Toronto, Ontario;

         e) "Change in Control" shall mean the occurrence of either of the following:

                  i) the purchase or acquisition of Shares and/or securities of Bracknell ("Convertible Securities") convertible into Shares or carrying the right to acquire Shares as a result of which a person, group of persons or persons acting jointly or in concert (excluding, for this purpose, the Executive and any corporation controlled, directly or indirectly, by the Executive) (collectively, the "Holders") beneficially own or exercise control or direction over Shares and/or Convertible Securities such that, assuming the conversion of or the exercise of the purchase rights attaching to the Convertible Securities beneficially owned by the Holders as well as those attaching to all other Convertible Securities of the same class or series as those owned by the Holders, the Holders would beneficially own shares which would entitle the Holders to cast more than 50% of the votes attaching to all shares in the capital of Bracknell which may be cast to elect directors of Bracknell; or

                  ii) the completion of an amalgamation, arrangement, merger or other consolidation of Bracknell with another corporation pursuant to which the shareholders of Bracknell immediately prior to the completion of such transaction do not thereafter own shares of the successor or continuing corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

         f)       "Conventional Options" has the meaning ascribed thereto in
                  Section 5(a) hereof;

         g) "Date of Grant" has the meaning ascribed thereto in Section 5(b) hereof;

         h)       "Effective Date" means March 3, 1999;

         i)       "Performance Options" has the meaning ascribed thereto in
                  Section 5(b) hereof;
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         j)       "Permanent Incapacity" means the inability of the Executive by reason of illness, disease, mental or physical disability or incapacity or otherwise to perform his duties under this Agreement (A) for a period of 90 business days in the aggregate during any period of 120 consecutive business days unless, at the end of such 120 business days there are reasonable grounds for expecting that the Executive will be capable of resuming and willing to resume his duties on a full-time basis within a further period of 60 business days, or (B) for a period of 180 business days in the aggregate during any period of 210 consecutive business days;

         k) "person" includes an individual, body corporate, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative; and

         l)       "Shares" means common shares of Bracknell.

2)       Employment and Acceptance

         On and subject to the terms and conditions of this Agreement, Bracknell shall employ the Executive on the terms and conditions set forth herein and the Executive hereby accepts such employment. The employment of the Executive hereunder shall terminate on the Executive's 60th birthdate.

3)       Responsibilities

         a) Duties. The Executive shall serve as the President and Chief Executive Officer of Bracknell during the term of his employment hereunder, unless the Executive and the Board otherwise mutually agree. The Executive shall perform such duties and exercise such powers at Bracknell as may from time to time be prescribed by the Board.

         b)       Reporting. The Executive shall report directly to the Board.

         c) Performance of Duties. In the performance of his duties, the Executive shall act honestly, in good faith and in the best interests of Bracknell and shall exercise the degree of diligence and responsibility that a person holding the position of President and Chief Executive Officer of Bracknell would reasonably be expected to exercise in comparable circumstances, subject always to the instructions, control and direction of the Board. The Executive shall devote the whole of his time, attention and ability during business hours to serving Bracknell on an exclusive and full-time basis as aforesaid, except during holidays, in case of illness or
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                  accident, or as may be otherwise approved from time to time by the Board. The Executive shall be bound by and shall faithfully observe and abide by all of the rules, regulations and corporate policies of Bracknell from time to time in force which are brought to the attention of the Executive or of which he should reasonably be aware.

         d) Office Location. The Executive shall be provided with an office at the head office of Bracknell in Toronto, Ontario.

4)       Compensation


         a) Annual Salary. Bracknell shall pay the Executive an annual salary of $450,000 (the "Annual Salary"), payable in accordance with the usual practices of Bracknell, less such deductions as shall be required to be withheld by applicable law and regulation. The Annual Salary payable to the Executive by Bracknell will be reviewed annually by the Board in accordance with the policies and procedures that apply to other senior officers of Bracknell in order to determine whether any change to the Annual Salary is warranted; provided, however, that under no circumstances will the Annual Salary paid to the Executive be less than the amount payable as at the Effective Date as set forth above.

         b) Annual Bonuses. The Executive shall be paid, by Bracknell, an annual bonus in such amount as shall be determined by the Board or by a committee of the Board in accordance with the policies and procedures that apply to other senior officers of Bracknell, however, that unless the Board determines otherwise in its sole discretion, such amount shall not exceed 100% of the Executive's Annual Salary.

5)       Stock Options

         a) Conventional Options. As soon as is reasonably practicable on or after the Effective Date, Bracknell shall grant the Executive an option to purchase 300,000 Shares in accordance with the stock option plan of Bracknell (the "Conventional Options"). The exercise price of the Conventional Options shall be the closing price for the Shares on the trading day immediately preceding the date of grant of those options, as quoted on The Toronto Stock Exchange. Except as provided in
                  Section 9(f) below, on each of the first three anniversary dates of the grant of the Conventional Options, the Executive shall acquire the right to purchase one-third of the Shares subject to the Conventional Options. Except as otherwise set out herein, the Conventional Options shall expire ten years from the date of grant. Except as set forth in Section 9(f) below, all other terms and conditions of the Conventional Options,
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                                      -5-

                  such as events of forfeiture, shall be as set forth in the stock option plan of Bracknell pursuant to which the Conventional Options were granted. The Executive acknowledges having received a copy of such stock option plan, as presently in effect.


         b) Granting of Performance Options. As soon as is reasonably practicable on or after the Effective Date, Bracknell shall grant the Executive options (the "Performance Options") to purchase an additional 300,000 Shares in accordance with the stock option plan of Bracknell (such date of grant hereinafter referred to as the "Date of Grant"). The exercise price ("Exercise Price") of the Performance Options shall be the closing price for the Shares on the trading day immediately preceding the Date of Grant, as quoted on The Toronto Stock Exchange. All of the Performance Options shall vest on the seventh anniversary of the Date of Grant, unless vesting is otherwise accelerated as follows. One-third of the Performance Options will become eligible to vest on each of the first, second and third anniversaries of the Date of Grant (respectively, "Tranche One", "Tranche Two", and "Tranche Three"), as described in more detail below.

         c) Vesting of Performance Options in Year One. Tranche One of the Performance Options shall vest on the first anniversary date of the Date of Grant, provided that the trading price of the Shares at any time during such first year from the Date of Grant is at least 120% of the Exercise Price. In the event that Tranche One of the Performance Options does not vest as described above, then such tranche remains eligible to vest prior to or upon the third anniversary of the Date of Grant, as described below.

         d) Vesting of Performance Options in Year Two. Tranche Two and Tranche One (if not already vested) of the Performance Options shall vest on the second anniversary date of the Date of Grant, provided that the trading price of the Shares at any time during such second year from the Date of Grant is at least 144% of the Exercise Price. In the event that Tranche One or Tranche Two of the Performance Options do not vest as described above, then such tranches remain eligible to vest upon the third anniversary of the Date of Grant, as described below.

         e) Vesting of Performance Options in Year Three. Tranche Three, and any Performance Options not already vested, shall vest on the third anniversary date of the Date of Grant, provided that the trading price of the Shares at any time during such third year from the Date of Grant is at least 173% of the Exercise Price.
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         f)       Calculation of Trading Price for Performance Options. For the
                  purposes of Sections 5(c) to (e) above, the trading price of the Shares on or as at any date shall be determined based on a simple average of the closing price of the Shares on The Toronto Stock Exchange on each trading day during the 20 trading day period ending on the business day prior to the applicable date. In the event that the Shares do not trade on any of such trading days, the average of the closing bid and closing ask prices on The Toronto Stock Exchange on such date shall be used as the closing price for that date.

         g) Expiration of Performance Options. All Performance Options which have not vested by the third anniversary date of the Date of Grant will in any event vest on the seventh anniversary of the Date of Grant. Except as otherwise set out herein, all Performance Options which have vested will expire ten years from the Date of Grant. Except as set forth in
                  Section 9(f) below, all other terms and conditions of the Performance Options, such as events of forfeiture, shall be as set forth in the stock option plan of Bracknell pursuant to which the Performance Options were granted.

6)       Expenses

         Subject to such policies as may from time to time be established by the Board or a committee of the Board, Bracknell shall pay or reimburse the Executive for all reasonable travelling and other out-of-pocket expenses actually incurred or paid by the Executive in the performance of the Executive's duties as an officer of Bracknell upon presentation of such expense statements or vouchers or such other supporting information as Bracknell may require.

7)       Benefits

         a) Automobile. Bracknell shall provide the Executive with a leased automobile for his use, or an automobile allowance in accordance with Bracknell's policies for its senior executives in place from time to time. Bracknell shall pay or reimburse the Executive for all reasonable operating expenses such as gas, maintenance, parking and insurance incurred or paid by the Executive in connection therewith.

         b) Health Club. Bracknell will pay or reimburse the Executive for all reasonable expenses paid or incurred by the Executive in respect of membership fees at a health club, golf club or similar organization to be used by the Executive for health and dinner purposes.
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                                      -7-

         c) Benefits. The Executive shall be entitled to fully participate in all other benefit plans available to senior executives of Bracknell from time to time including, without limitation, Bracknell's' medical, dental, insurance and similar programs.

8)       Vacation

         During the term of this Agreement, the Executive will be entitled to 4 weeks of paid vacation per calendar year.

9)       Termination of Employment

         The following terms and provisions shall apply to the termination of the Executive's employment hereunder:

         a) Termination For Cause. Bracknell may at any time terminate the employment of the Executive for cause without any requirement of a notice period and without payment of any compensation of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice). Notwithstanding the foregoing, in the event that any portion of the Executive's Annual Salary has been earned but not paid or any expenses referred to in Sections 6 or 7 have been incurred by the Executive but not reimbursed, in each case to the date of termination of his employment, together with any amount to which the Executive is entitled under the Employment Standards Act (Ontario), as amended and enforced from time to time, to the extent that the same cannot be waived by the Executive, such amounts shall be paid to the Executive within 15 business days following such date of termination.

         b) Permanent Incapacity. In the event of the Permanent Incapacity of the Executive, his employment may thereupon be terminated by Bracknell without payment of any compensation of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in such event, Bracknell shall pay or cause to be paid to the Executive the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

         c) Death. If the Executive's employment is terminated by reason of the Executive's death, the Executive's estate will be entitled to receive and Bracknell shall pay or cause to be paid to
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                                      -8-

                  them or it, as the case may be, the amounts specified in the benefit and insurance plans of Bracknell applicable to the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

         d) Termination by Executive. The Executive may terminate his employment with Bracknell upon giving 30 days' written notice or such shorter period of notice as Bracknell may accept. The Executive shall not be entitled to any severance payment other than the Annual Salary earned by the Executive but not paid before the date of termination and any expenses referred to in
                  Section 6 or 7 incurred by the Executive but not yet reimbursed, in each case to the date of termination, together with any amount to which the Executive is entitled under the Employment Standards Act (Ontario), as amended and in force from time to time, to the extent that the same cannot be waived by the Executive.


         e) Other Termination by Bracknell. Bracknell may terminate the Executive's employment at any time for any reason other than as contemplated above in this Section 9 by providing written notice to the Executive to that effect, in which event the termination shall take effect as at such time as such notice is received by the Executive. In the event that the Executive's employment is so terminated by Bracknell, the Executive shall be entitled to receive an amount by way of lump sum payment equal to the aggregate of (i) 2.5 times the Executive's Annual Salary then in effect, plus (ii) 2.5 times the Executive's Annual Bonus Amount. For these purposes, the term Annual Bonus Amount means, at any time, the average of the annual cash bonuses paid to the Executive by Bracknell in respect of the two completed fiscal years next preceding the date of termination of his employment pursuant to Section 4(b) above; provided, however, that if there is only one completed fiscal year between the date hereof and the date of termination of the Executive's employment, the bonus paid to the Executive in respect of that fiscal year shall be the Annual Bonus Amount. The payment described in this Section 9(e) is the only severance payment or payment in lieu of notice that the Executive will be entitled to receive in the event of the termination of his employment on the basis contemplated in this Section 9(e).

         f) Change of Control. In the event that the Executive's employment with Bracknell is terminated by Bracknell without cause (whether expressly or constructively) within three months following the occurrence of a Change in Control, the Executive shall be entitled to receive an amount by way of lump sum payment equal to the aggregate of (i) 2.5 times the Executive's Annual Salary then in effect, plus (ii) 2.5 times the Executive's Annual Bonus Amount. For these purposes, the term Annual Bonus Amount means, at any time, the average of the annual cash bonuses paid to the Executive by Bracknell in respect of the two
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                  completed fiscal years next preceding the date of termination of his employment pursuant to Section 4(b) above; provided, however, that if there is only one completed fiscal year between the date hereof and the date of termination of the Executive's employment, the bonus paid to the Executive in respect of that fiscal year shall be the Annual Bonus Amount. The payment described in this Section 9(f) is the only severance payment or payment in lieu of notice that the Executive will be entitled to receive in the event of the termination of his employment on the basis contemplated in this Section 9(f). A constructive termination of employment shall include a transfer involving a significant geographic relocation, a fundamental demotion involving reduced responsibilities and/or positioning within the corporate hierarchy, or reductions in salary, bonus opportunity and/or employee benefits.

         g) Stock Options. In the event that the Executive's employment with Bracknell is terminated as contemplated above in this
                  Section 9 or terminates as contemplated in Section 2, the right of the Executive or his estate, as the case may be, to retain and exercise vested or unvested stock options then held by the Executive shall be determined in accordance with the stock option plan pursuant to which those stock options were granted. Notwithstanding the foregoing or any other provision of this Agreement:

                  i) in the event that the Executive's employment with Bracknell is terminated by Bracknell as contemplated above in Section 9(f) within three months following the occurrence of a Change in Control, all unvested Conventional Options and Performance Options held by the Executive shall automatically vest on the date the Executive is so terminated or on such earlier date as the Board may in its sole discretion determine; and

                  ii) in the event that the Executive's employment with Bracknell is not terminated as contemplated in
                           Section 9(f) but is terminated as contemplated in
                           Section 9(e), all unvested Conventional Options then held by the Executive shall automatically vest on the date the Executive is so terminated;

                  iii) and at any time prior to the expiry of the three month period following the date upon which the Executive is so terminated, the Executive will have the right to exercise all Conventional Options and all Performance Options that were vested on or prior to the date upon which the Executive is so terminated, at which time all unexercised options will be forfeited.
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         h)       Statutory Deductions. All payments required to be made to the
                  Executive or his estate under this Section 9 shall be made net of all deductions required to be withheld by applicable law and regulation.

         i) Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section 9 above are fair and reasonable and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or severance pay to which he would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 9. The parties further agree that upon any termination of the employment of the Executive as contemplated in this Section 9 and the payment to the Executive or his estate, as the case may be, of the amounts contemplated therein, as well as any expenses which the Executive is entitled to have reimbursed as contemplated in Sections 6 or 7 above, the Executive shall have no action, cause of action, claim or demand of any nature or kind whatsoever against Bracknell or Bracknell or against any other person as a consequence of, in respect of or in connection with this Agreement or such termination of the Executive's employment.

         j) Return of Property. Upon any termination of the employment of the Executive by the Executive or by Bracknell as contemplated above in this Section 9, the Executive or the Executive's estate shall at once deliver or cause to be delivered to Bracknell all books, documents, effects, money, securities, credit cards or other property belonging to Bracknell or for which Bracknell is liable to others which are in the possession, charge, control or custody of the Executive.

10)      Confidentiality

         The Executive shall not (either during the term of his employment by Bracknell or at any time thereafter) disclose any information relating to the private or confidential affairs of Bracknell or relating to any secrets of Bracknell to any person other than for the purposes of Bracknell or use any such information for any purpose whatsoever other than for the purposes of Bracknell.
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11)      Miscellaneous

         a) Notices. Any notice required or permitted to be given to Bracknell hereunder shall be sufficiently given if delivered personally or mailed by pre-paid registered mail addressed to the Chairman of the Board c/o Bracknell Corporation, Suite 1506, 150 York Street, Toronto, Ontario, M5H 3S5, or to the Executive at the principal office of Bracknell or at his last place of residence contained in the records of Bracknell. Any such notice, if delivered, shall be deemed to have been given upon its delivery and, if mailed as aforesaid, shall be deemed to have been given on the fourth business day following the date of mailing. Any party hereto may change its address for notice by notice given to each party hereto in accordance with the foregoing.

         b) Time of Essence. Time shall be of the essence of this Agreement and of every provision hereof.

         c) Divisions and Headings. The division of this Agreement into Articles, Sections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

         d) Gender and Number. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

         e) Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

         f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

         g) Successors and Assigns. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each other party, but subject thereto shall enure to
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                                      -12-

                  the benefit of and be binding upon the parties hereto and their respective legal personal representatives, successors and assigns.

         h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED         )
     in the presence of              )
                                     )
--------------------------------     )       --------------------------------
                                     )       PAUL MELNUK


                                          BRACKNELL CORPORATION


                                          by _______________________________